910 16th Street, Suite 412
Denver, CO 80218
303-835-8603

FOR IMMEDIATE RELEASE

THE MARYJANE GROUP, INC (OTCQB:MJMJ) EXPANDS BUD+BREAKFAST™ BRAND INTO COLORADO SPRINGS

HOTEL SAN AYRE REOPENS AS A CANNABIS-FRIENDLY PROPERTY WITH SIGNATURE BUD+BREAKFAST AMENITIES

Denver, Colorado (June 26, 2015) – The MaryJane Group today announces the expansion of its popular Bud+Breakfast™ brand with the newly-leased Hotel San Ayre. Bud+Breakfast San Ayre is a contemporary, boutique-inspired former motel property located in the heart of Colorado Springs and nestled between the Garden of the Gods, Red Rock Canyon Park, Old Colorado City, and Pike's Peak. The property is currently accepting reservations for their July15th opening, and will offer guests similar comfortable, cannabis-friendly lodging and amenities available at The MaryJane Group's established Bud+Breakfast locations in the Denver area (Bud+Breakfast Adagio and Bud+Breakfast Silverthorne).

A stay at Bud+Breakfast San Ayre includes a continental Wake+Bake Breakfast, a 4:20 Happy Hour with complimentary beer, wine and hors d'oeuvres; and a safe, social, cannabis-friendly environment. For legal purposes, Bud+Breakfast does not provide cannabis to visitors. Those guests wishing to purchase marijuana can obtain it at The MaryJane Group's partner dispensary.

"The canna-tourism industry shows no signs of slowing down—as evidenced by the success of our existing Bud+Breakfast properties, and especially by all the attention surrounding our new CannaCamp concept," said MaryJane Group CEO Joel Schneider. "We're proud and excited to be at the forefront of this new frontier."

Accommodations at Bud+Breakfast San Ayre include a stay in one of the property's one-bed guestrooms, two-bedroom suites or private two-bedroom cottages. Lodgings include complimentary WiFi, Direct TV, refrigerators and microwaves. The property is located a short drive from some of Colorado's most picturesque outdoor attractions, and is surrounded by trails for hiking, running, rock climbing and mountain biking.

Bud+Breakfast San Ayre
3320 West Colorado Avenue
Colorado Springs, CO 80904

910 16th Street, Suite 412
Denver, CO 80218
303-835-8603

About the MaryJane Group

The MaryJane Group is a hospitality management company based in Colorado. They are the leader and creator of the canna-lifestyle hospitality sector, committed to strengthening the recreational cannabis industry through a unique brand portfolio of guest venues and trusted partnerships with leaders in the cannabis field. Founded in 2014 by Joel Schneider, the company has capitalized on the passing of the Colorado Amendment 64 by establishing lodging accommodations dedicated to the growing canna-tourism industry.

http://themaryjanegrp.com / www.budandbfast.com

Media Contact:

Gina Masullo

917-776-1921 / gmasullo@marlomarketing.com

Hillary Biggs

617-375-9700 / hbiggs@marlomarketing.com